EXHIBIT 99.1

DISTRIBUTION AGREEMENT

This Distribution Agreement (the "Agreement") is entered into by and between

Dade Behring Marburg GmbH a company organized under the laws of Germany with its registered offices at Emil von Behring Strabe 76, 35041 Marburg, Germany ("Dade Behring"),

and

Gamidor Diagnostics (1984) Ltd. a company organized under the laws of Israel with its registered offices at Petach-Tikva 49170, Israel ("COMPANY").

BACKGROUND

WHEREAS, Dade Behring is engaged in the business of manufacturing, distributing, and selling Products (as defined below) and desires to engage a distributor in the Territory (as defined below);

WHEREAS, COMPANY desires to solicit orders for Products from customers in the Territory, and desires to be Dade Behring's distributor in the Territory for the Products (as defined herein); and

WHEREAS, COMPANY desires to purchase, and Dade Behring desires to sell such Products for the purpose of resale to customers in the Territory.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

  ARTICLE 1
  APPOINTMENT

    1.1 Appointment. Dade Behring hereby appoints COMPANY as Dade Behring's distributor in the Territory (as defined in Annex A) for sale of the Products (as defined in Annex B), together with all parts and components necessary for repair and replacement thereof and COMPANY accepts such appointment. Dade Behring shall not grant to any third party the right to sell or distribute the Products in the Territory.

    1.2 No Rights Beyond Products. Nothing in this Agreement shall be deemed to grant to COMPANY any rights in products or technology other than the Products; nor shall any provision of this Agreement be deemed to restrict Dade Behring's right to exploit Products, or patents or any other intellectual property rights outside the Territory or in products other than the Products.

  ARTICLE 2
  DISTRIBUTION OF PRODUCTS

  In addition to all other duties set forth in this Agreement, COMPANY shall have the following obligations:

    2.1 Best Efforts. COMPANY shall use its best efforts to promote the marketing, sale and servicing of the Products throughout the Territory.

    2.2 Sales Quota. During each Period (as defined in Annex C) of this Agreement, COMPANY shall order, for delivery within the respective Period, minimum quantities of Products as set forth in Annex C (each such quantity, a "Sales Quota"). The Sales Quotas applicable during the term of this Agreement are set forth on Annex C hereto. COMPANY accepts that satisfying the Sales Quotas is a material aspect of this Agreement, and that failure to do so shall constitute just cause for termination of this Agreement by Dade Behring. In the event of any such failure, Dade Behring shall be entitled to serve upon COMPANY written notice thereof and, if Dade Behring and Company do not agree upon an appropriate plan to address the situation within 30 days of receipt of such notice then this Agreement will terminate. However, such situation will be deemed to have been satisfactorily addressed if during such 30-day period Company shall purchase sufficient Products not only to offset the shortfall complained of but also to fulfil on a pro rata basis its current purchase requirements.

  ARTICLE 3
  TERM, NOTICE AND RENEWAL

    3.1 Term. This Agreement shall become effective on November 1, 1999 (the "Effective Date") and shall continue in force for four years (4), unless terminated sooner as provided herein. Not later than the third (3rd) anniversary of such initial term, the parties will commence the negotiation of the renewal of this Agreement for a further period of not more than two (2) years. The same procedure shall be followed one (1) year prior to the end of such further period and all subsequent renewal periods.

    3.2 Renewals. Any renewal of this Agreement must be effected by means of a written document signed by both parties, which shall include new Sales Quotas for the period of such renewal. The parties respectively undertake to act in good faith and with their best efforts in relation to the negotiation of the first and any subsequent such renewal in accordance with the provisions of Section 3.1 hereof.

    3.3 Notice. Falling any such renewal at the end of the first or any subsequent period hereof, this Agreement shall continue unless and until it shall be terminated on the last day of such period or on any day thereafter by one party serving on the other party not less than one hundred and eighty (180) days' prior written notice to such effect.

  ARTICLE 4
  GOVERNING LAW; ARBITRATION

    4.1 Arbitration. If a dispute arises between the parties relating to the interpretation or performances of this Agreement or the grounds for the termination thereof, representatives of the parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within sixty (60) days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the International Chamber of Commerce, by one (1) arbitrator. The place of arbitration shall be Geneva, Switzerland. The parties shall bear the costs of arbitration equally and shall bear their own expenses, including professional fees. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

    4.2 Governing Law. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Law applicable in England, without reference to conflicts of laws principles.

  ARTICLE 5
  MISCELLANEOUS

    5.1 General Terms and Conditions. The General Terms and Conditions of this Agreement are contained in a separate document entitled, "General Terms and Conditions for Dade Behring Distributors." Such document is expressly incorporated as an integral part of this Agreement.

    5.2 Annexes. Annexes A to D hereto' (inclusive) are expressly incorporated as an integral part of this Agreement.

    5.3 Defined Terms and Legal Effect. The General Terms and Conditions for Dade Behring Distributors and Annexes, as defined in 5.1 and 5.2 above respectively, are intended to be interpreted as part and parcel of and on equal standing with this Agreement, and any defined terms in one document shall apply equally to the others.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date written below.

DADE BEHRING By: Name: Title:	COMPANY By: Name: Title:
Date:	Date:

ANNEX A

TERRITORY

The term "Territory" means the geographic areas set forth in this Annex A, as follows:

1. Israel

2. Israeli-Administered Territories

3. Areas of Palestinian Autonomy (Including any future political denomination of such geographical Territory or any part thereof)

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ANNEX B

PRODUCTS

The term "Product" shall cover the following products only:

PRODUCTS INCLUDED IN THE DADE BEHRING DIAGNOSTIC CATALOGUE attached as an Annex hereto.

PRICES ARE THE CURRENT PRICE LIST PROVIDED TO GAMIDOR DIAGNOSTIC LTD AND AMIT AND SAIFAN CARMIRA. These prices will be definitely listed prior to contract signature.

Only Products and Catalogue Nos. listed above and manufactured and/or marketed by Dade Behring as of the Effective Date are covered by this Agreement. All other products are expressly excluded from this Agreement, including products acquired by Dade Behring through acquisition, research and development, licensing agreement, or in any other manner whatsoever.

* These prices do not include shipping, handling or any taxes, fees, import duties or other charges. Prices may be modified as set forth more fully in the document entitled "General Terms and Conditions for Dade Behring Distributors."

ANNEX C

SALES QUOTAS

SALES QUOTAS

Period One Sales Quota

The Aggregate Sales Quota for the period from November 1st 1999 to October 31st 2000 is as follows:

One million five hundred fifty thousands dollars (US $ 1.550.000) out of which

Plasma proteins 200 k$, Haemostasis 500 K$, Microscan 700 K$, Clinical Chemistry 300 K$

Period Two Sales Quota

The Aggregate Sales Quota for the period from November 1st 2000 to October 31st 2001 is as follows:

One million seven hundred five thousand dollars (US $ 1.705.000) out of which

Plasma proteins 270 k$, Haemostasis 500 K$, Microscan 700 K$, Clinical Chemistry 400 K$

Period Three Sales Quota

The Aggregate Sales Quota for the period from November 1st 2001 to October 31st 2002 is as follows:

One million eight hundred eighty thousands dollars (US $ 1.870.000) out of which

Plasma proteins 300 k$, Haemostasis 500 K$, Microscan 700 K$, Clinical Chemistry 500 K$

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ANNEX D

APPROVED COMPETING PRODUCTS

As of the Effective Date of this Agreement, COMPANY does not manufacture, market or otherwise handle any Competing Products (as defined above) in the Territory.

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